Exhibit 99.1

MTM Technologies Announces Second Quarter Fiscal 2008 Results

•	Positive EBITDA of $1.1 million, an increase of 84% over the prior quarter and a $7.5 million increase over the comparable prior year period;

•	Overall gross margin improvement of 90 basis points over the prior quarter and 2.9 points over the same period in the prior year;

•	Services gross margin improvement of 4.7 points over the comparable year ago period; and

•	Company reiterates fiscal 2008 guidance - revenue of $265 million, with positive and increasing EBITDA in each quarter.

STAMFORD, CT – November 13, 2007 – MTM Technologies, Inc. (NASDAQ: MTMC), a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies, today announced financial results for its second quarter of fiscal year 2008 ended September 30, 2007.

Steve Stringer, President and Chief Operating Officer, said “In the second quarter, we continued our positive performance and EBITDA improvement, due to our deepening customer relationships, strong vendor support, as well as the on-going benefits of our reorganization and prior fiscal year restructuring activities. We are optimistic that the positive momentum we have established, including the demand for our Aware 360 offerings will continue.  In addition, our new GE credit facility is providing the working capital to build a bigger and better MTM.”

Key Highlights for Second Quarter Fiscal 2008

•	Second consecutive quarter of positive EBITDA; increasing 84% sequentially to $1.1 million and increasing $7.5 million as compared to the prior year period;

•
Recently announced a $34 million credit facility with GE CDF which provides additional availability to accelerate growth.   Additional benefits including preferred terms through GE’s Purchase Order Financing Program, “STAR”;

•	Received $3.5 million in preferred equity financing from Pequot Ventures;

•	Extended the maturity date of our $25 million secured debt facility with Columbia Partners for an additional one year;

•
Numerous new client wins in the Company’s core solutions areas of Access, Convergence, Consolidation and Virtualization, as well as for its Managed Service offerings.  These new wins include both professional service and long-term managed services engagements.

Aware 360 Powered by Citrix®

MTM announced the availability of Aware 360 Powered by Citrix managed service offering at iForum 07, the Application Delivery Expo attended by over 4,000 people in October 2007.  MTM’s Aware 360 Powered by Citrix is the first end to end Citrix managed service and takes advantage of Citrix’s EdgeSight technology while leveraging our three national NOCs, our Citrix Help Desk and our national field engineering resources.

Second Quarter Fiscal Year 2008 Results

Net revenue was $62.3 million for the quarter ended September 30, 2007, representing a decline of 7.0% over the prior quarter and a decline of 8.0% over the comparable prior year period. Within total revenue, product revenue was $44.4 million or 71% of total revenue.  Product revenue was down 9.8% as compared to the previous quarter and down 12.5% over the comparable prior year period.    The decline in product revenue is largely attributable to the Company’s focus on a more strategic set of product offerings such as access and unified communications which will generate higher margins and greater future growth opportunities.  For the first half of fiscal 2008, our access sales from Citrix increased 53% and our unified communications sales from Cisco increased 23%, as compared to the prior year period. For the quarter, services revenue was $17.9 million, representing 29% of total revenue.  Services revenue was up 0.7% as compared to the previous quarter and up 5.3% on a year-over-year basis.

Gross profit was $14.1 million for the second quarter of fiscal 2008, resulting in an overall gross margin of 22.6%.  Gross margins improved from 21.7% in the previous quarter and 19.7% in the comparable prior year period.  Product gross margin for the second quarter of fiscal 2008 was 15.3%, an increase from 14.8% in the previous quarter and 14.2% in the prior year’s quarter.  Services gross margin was 40.6% in the second quarter of fiscal 2008, which was up from 35.9% in the prior year period and essentially flat from 40.7% as compared to prior quarter.  Service utilization continues to perform at high levels.

Selling, general and administrative expenses, excluding depreciation, amortization and stock-based compensation, decreased $1.0 million over the prior quarter and decreased $3.8 million as compared to the same quarter in the prior year.  MTM expects to reduce its total operating costs for fiscal 2008 by approximately $10 million from its fiscal 2007 level.

EBITDA for the second fiscal quarter ended September 30, 2007 was a positive $1.1 million as compared to a positive $0.6 million in the previous quarter and a negative $6.3 million in the second quarter of fiscal 2007.

Net loss available to common shareholders was $4.7 million, of which $5.3 million is non-cash related to depreciation, amortization, stock-based compensation, interest and preferred stock dividends, or $0.36 loss per share, for the quarter ended September 30, 2007, compared to a loss of $11.6 million, or $0.99 loss per share, in the same quarter a year ago.

Jay Braukman, Chief Financial Officer, stated “We significantly improved our financial position this quarter due to both the positive and increasing EBITDA, partially driven by our new GE CDF credit facility.  Our cost containment strategies are paying off and we believe we will see additional operating leverage in our business model.”

Financial Outlook

The Company is reiterating their previous guidance for fiscal 2008 with revenues of approximately $265 million and positive and increasing EBITDA in each quarter.

Conference Call Details

In conjunction with this announcement, MTM Technologies will host a conference call on Wednesday, November 14, 2007, at 9:00 a.m. ET to discuss the Company’s financial results.  To access this call, dial (888) 282-4056 (domestic) or (913) 312-1490 (international).  Additionally, a live webcast of the conference call will be available on the “Investor Relations” page on the Company’s website, www.mtm.com.

A replay of this conference call will be available from 12:00 p.m. ET on Wednesday, November 14, 2007 through midnight ET on December 14, 2007 at (888) 203-1112 (domestic) or (719) 457-0820 (international).  The replay pass code is 2504622.  An archived webcast of this conference call will also be available on the “Investor Relations” page of the Company’s website, www.mtm.com.

Non-GAAP Financial Measures

MTM Technologies believes that EBITDA, which is not a recognized measure for financial presentation under United States generally accepted accounting principles (“GAAP”), provides investors and management with a useful supplemental measure of its operating performance  because it more closely approximates the cash generating ability of the Company as compared to operating income (loss).  EBITDA excludes the impact of interest, taxes, depreciation, amortization, stock based compensation and other expense.  A table reconciling net loss calculated in accordance with GAAP to EBITDA is included in the financial statements in this release.  EBITDA does not have any standardized definition and is therefore unlikely to be comparable to similar measures presented by other reporting companies.

About MTM Technologies, Inc.

MTM Technologies, Inc. is a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies.  Partnered with industry-leading technology providers such as Cisco Systems, Citrix, Microsoft, HP, Sun Microsystems, EMC, and Avaya, MTM Technologies offers comprehensive solutions in the areas of access, convergence, consolidation, and virtualization.  In addition, MTM Technologies provides a broad range of managed services, including system monitoring and management, hosting, security management, IP telephony management, and IT support, as well as IT staffing and training services.  For more information, visit www.mtm.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These risks and uncertainties include MTM Technologies' entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in MTM Technologies' Securities and Exchange Commission filings.  The forward looking statements in this press release speak only as of the date hereof and MTM Technologies disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in  MTM Technologies’ expectations or future events.

For more information, contact: Michael Kern Vice President Integrated Corporate Relations, Inc. 617-956-6731 michael.kern@icrinc.com	J.W. (Jay) Braukman, III Chief Financial Officer MTM Technologies, Inc. 203-975-3700 investorrelations@mtm.com

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	March 31,
	2007	2007
ASSETS	(Unaudited)

Current assets:
Cash	$2,626	$4,439
Accounts receivable - trade, net of allowances of $1,229 and $1,552, respectively	41,696	46,543
Inventories	1,008	2,210
Prepaid expenses and other current assets	7,178	5,389
Total current assets	52,508	58,581

Property and equipment, net	13,477	16,005
Goodwill	69,987	69,987
Identified intangible assets, net of amortization	2,448	3,809
Other assets	1,312	1,079
TOTAL ASSETS	$139,732	$149,461

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Secured revolving credit facilities	$7,166	$10,692
Inventory financing agreements	12,956	11,358
Accounts payable	22,213	30,737
Accrued expense	7,820	11,207
Deferred revenue	5,643	6,477
Current portion of capital lease obligations	512	548
Total current liabilities	56,310	71,019

Secured promissory note	23,308	23,507
Non-current portion of capital lease obligations	188	425
Other long-term liabilities	6,446	5,191
Total liabilities	86,252	100,142

Shareholders' equity:
Series A preferred stock, $.001 par value; 39,300,000 and 33,500,000 shares authorized; issued and outstanding 28,711,272 and 22,645,766 shares at September 30, 2007 and March 31, 2007, respectively	64,243	54,307
Common stock, $.001 par value; authorized 80,000,000 shares authorized; issued and outstanding 13,280,415 and 11,920,919 shares, respectively	13	12
Additional paid-in capital	55,780	54,315
Accumulated deficit	(66,556)	(59,315)
Total shareholders' equity	53,480	49,319
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$139,732	$149,461

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed  Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net revenues:
Products	$44,405	$50,727	$93,639	$108,409
Services	17,902	16,997	35,680	34,546
Total net revenues	62,307	67,724	129,319	142,955
Costs and expenses:
Cost of products sold	37,602	43,519	79,534	92,849
Cost of services provided	10,631	10,893	21,179	21,689
Selling, general and administrative expenses	15,740	19,516	32,684	37,751
Restructuring	-	2,928	-	4,539
Total costs and expenses	63,973	76,856	133,397	156,828
Loss from operations	(1,666)	(9,132)	(4,078)	(13,873)
Interest expense, net	(1,844)	(1,301)	(3,103)	(2,574)
Other income (expense)	-	(22)	139	(65)

Loss before income tax provision	(3,510)	(10,455)	(7,042)	(16,512)
Provision for income taxes	3	208	199	538
Net loss	$(3,513)	$(10,663)	$(7,241)	$(17,050)
Preferred stock dividend	1,232	915	2,164	1,323
Net loss available to common shareholders	$(4,745)	$(11,578)	$(9,405)	$(18,373)
Net loss per common share:
Basic and Diluted	$(0.36)	$(0.99)	$(0.74)	$(1.58)

Weighted average number of common shares outstanding:
Basic and Diluted	13,253	11,686	12,727	11,618

MTM TECHNOLOGIES, INC. AND SUBSIDIARIES
EBITDA Reconciliation

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(in thousands)	2007	2006	2007	2006
EBITDA	$1,107	$(6,349)	$1,710	$(8,422)
Depreciation and amortization	2,609	2,315	5,168	4,534
Interest expense	1,844	1,301	3,103	2,574
Stock based compensation cost	164	468	620	917
Other (income) expense	-	22	(139)	65
Income taxes	3	208	199	538
Net loss	$(3,513)	$(10,663)	$(7,241)	$(17,050)

Source : MTM Technologies (MTMC)